Exhibit 99.3

OCULAR SCIENCES, INC.

Condensed Consolidated Balance Sheet

(In thousands, except share and per share data)

September 30, 2004
(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,509
Accounts receivable, less allowance for sales returns and doubtful accounts of $4,470 and $3,596 for 2004 and 2003, respectively	61,392
Inventories	66,978
Prepaid expenses and other current assets	24,069

Total current assets	212,948
Property and equipment, net	155,704
Intangible assets, net	57,500
Loans to officers and employees	200
Other assets	4,207

Total assets	$430,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,898
Accrued liabilities	50,000
Current portion of long-term debt	342

Total current liabilities	61,240
Deferred income taxes	185
Other liabilities	685
Long-term debt, less current portion	2,147

Total liabilities	64,257

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 4,000,000 shares authorized; none issued	—
Common stock, $0.001 par value; 80,000,000 shares authorized; 25,913,005 and 24,373,871 shares issued and outstanding for 2004 and 2003, respectively	26
Additional paid-in capital	140,823
Retained earnings	207,570
Accumulated other comprehensive income	17,883

Total stockholders’ equity	366,302

Total liabilities and stockholders’ equity	$430,559

Note: The condensed consolidated balance sheet at December 31, 2003 has been derived from the Company’s audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

Condensed Consolidated Statements of Income — (unaudited)

(In thousands, except share and per share data)

	Nine months ended September 30,
	2004	2003
Net sales	$251,622	$229,395
Cost of sales	104,757	107,317

Gross profit	146,865	122,078
Selling and marketing expenses	72,316	62,864
General and administrative expenses	23,087	21,636
Research and development expenses	6,633	4,990
Restructuring and related expenses	6,864	7,433
Merger and related expenses	3,777	—

Income from operations	34,188	25,155
Interest expense	(355)	(557)
Interest income	392	362
Other income/(expense), net	(652)	1,591

Income before taxes	33,573	26,551
Provision for income taxes	8,394	7,168

Net income	$25,179	$19,383

Net income per share data:
Net income per share (basic)	$1.01	$0.81
Net income per share (diluted)	$0.96	$0.80
Weighted average common shares outstanding	24,929,860	23,841,682
Weighted average dilutive potential common shares under the treasury stock method	1,389,074	301,108

Total weighted average common and dilutive potential common shares outstanding	26,318,934	24,142,790

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

Condensed Consolidated Statements of Cash Flows — (unaudited)

(In thousands)

	Nine months ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$25,179	$19,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,869	18,816
Amortization of loans to officers	237	276
Income tax benefits from stock options exercised	8,770	112
Provision for sales returns and doubtful accounts, net	874	452
Loss (gain) resulting from the impact of changing foreign exchange rates on certain intercompany loan balances	645	(1,223)
Loss on disposal of property and equipment	1,300	—
Deferred income taxes	(803)	142
Changes in operating assets and liabilities:
Accounts receivable	(4,360)	1,845
Inventories	3,668	1,495
Value added tax receivable	12,668	715
Prepaid expenses, other current and non-current assets	1,356	575
Accounts payable	1,822	(1,213)
Restructuring and acquisition accruals	(8,196)	(1,638)
Accrued and other liabilities	(734)	6,680
Income taxes payable	(10,496)	2,134

Net cash provided by operating activities	52,799	48,551

Cash flows from investing activities:
Purchases of property and equipment	(43,271)	(18,987)

Net cash used in investing activities	(43,271)	(18,987)

Cash flows from financing activities:
Proceeds from issuance of debt	25,115	57,000
Repayment of debt	(39,134)	(67,776)
Proceeds from issuance of common stock	30,908	2,667

Net cash provided by (used in) financing activities	16,889	(8,109)

Effect of exchange rate changes on cash and cash equivalents	(95)	4,152

Net increase in cash and cash equivalents	26,322	25,607
Cash and cash equivalents at the beginning of year	34,187	11,414

Cash and cash equivalents at the end of the period	$60,509	$37,021

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$412	$625
Taxes	$10,524	$5,173

See accompanying notes to consolidated financial statements

OCULAR SCIENCES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 — Basis of Preparation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not contain all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements as of and for the year ended December 31, 2003 and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s financial condition as of September 30, 2004 and the results of the Company’s operations for the three and nine month periods ended September 30, 2004 and 2003, and cash flows for the nine month period ended September 30, 2004 and 2003. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003, including notes thereto, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

Certain prior year amounts have been reclassified to conform to current year presentation.

All amounts, unless otherwise indicated, are in U.S. dollars.

Note 2 — Merger

On July 28, 2004, the Company entered into a definitive agreement to be acquired by The Cooper Companies, Inc. (“Cooper”) in a stock and cash transaction. Cooper manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Pursuant to the definitive agreement and subject to the terms and conditions set forth therein, the Company will be merged with and into a direct wholly owned subsidiary of Cooper. Under the definitive agreement, upon completion of the proposed merger, Cooper has agreed to issue to Company stockholders 0.3879 shares of its common stock and pay $22.00 in cash, without interest, for each share of our common stock then held. Shares of Cooper common stock will be issued with associated preferred stock purchase rights. After careful consideration, the Company’s board of directors has unanimously determined that adoption of the definitive agreement is advisable and that the proposed merger is fair and in the best interests of Company stockholders, and recommended that Company stockholders approve and adopt the definitive agreement and approve the proposed merger. After careful consideration, the Cooper board of directors has unanimously determined that the issuance of Cooper common stock in the proposed merger is advisable and in the best interests of Cooper stockholders, and recommended that Cooper stockholders vote in favor of issuing Cooper common stock in connection with the proposed merger. The close of business on October 4, 2004 was set as the record date for the determination of stockholders entitled to vote on the matters presented at the respective special meetings of stockholders of the Company and Cooper, which are both scheduled to be held on November 16, 2004. On October 13, 2004, the Securities and Exchange Commission declared effective Cooper’s registration statement on Form S-4 containing the joint proxy statement/prospectus that was mailed to Company and Cooper stockholders on or about October 15, 2004.

The Company expects this transaction will close around the end of 2004. However, the Company cannot predict the exact timing of completion of the proposed merger because it is subject to regulatory approvals and other conditions. There may be a substantial period of time between the approval of the respective merger proposals to be voted on by Company and Cooper stockholders at their respective special meetings and the effectiveness of the proposed merger. In particular, the U.S. Federal Trade Commission has requested additional information and documents related to the merger from the Company and Cooper, and the proposed merger continues to remain subject to the review of the U.S. Federal Trade Commission and several state attorneys general who have access to the merger documents, which review may not be completed by the end of 2004. The Company is subject to a number of risks while the proposed merger is pending, including risks of disruption of the ongoing business operations of the Company, the potential loss of key employees and of employee productivity, potential disruption of customer relationships and potential revenue declines as a result of uncertainty on the part of customers and potential customers. If the proposed merger is significantly delayed, or is not completed, because one of the conditions is not satisfied or otherwise, the likelihood and effect of these risks could be significantly increased, and could have a material adverse effect on the Company’s business.

Pursuant to the terms of the definitive agreement related to the proposed merger with Cooper, the Company is obligated to pay a termination fee and reimburse certain of Cooper’s expenses if the definitive agreement is terminated because of certain types of events, such as failure by the Company’s board of directors to support the proposed merger in certain ways or failure by our stockholders to approve the proposed merger following our involvement in an alternate acquisition under certain circumstances. Cooper is under a similar obligation to the Company. On October 18, 2004, the parties to the definitive agreement amended the definitive agreement to reduce the termination fee from $35.0 million to $30.8 million in order to facilitate the potential settlement of the Bamboo Partners litigation described under Note 12.

In connection with the proposed merger with Cooper, the Company has incurred legal, accounting and other professional fees and employee retention bonus expenses for the three-month period ended September 30, 2004 totaling S3.8 million. The Company expects to incur additional costs in the fourth quarter related to the proposed transaction; however, the exact amount of such costs cannot be reasonably estimated.

Note 3 — New Accounting Standards

In December 2003, the Financial Accounting Standards Board (FASB) issued Financial Interpretation No. (FIN) 46R, a revision to FIN 46, “Consolidation of Variable Interest Entities,” which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity, FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. The statement has not had a material impact on our consolidated financial statements.

Note 4 — Balance Sheet Items

Inventories consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Raw materials	$7,625	$7,232
Work in process	3,035	2,607
Finished goods	56,318	60,807

	$66,978	$70,646

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Refundable income taxes	$10,556	$11,690
Deferred income taxes	4,828	4,828
Value added taxes receivable	2,355	15,023
Other prepaid expenses and current assets	6,330	5,263

	$24,069	$36,804

Accrued liabilities consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Accrued salaries and benefits	$13,908	$13,431
Forward hedge contract liability	1,235	3,887
Accrued facility expense	1,521	1,314
Accrued expenses	14,093	13,311
Restructuring and acquisition accruals	11,096	19,292
Accrued cooperative merchandising allowances	7,904	7,070
Income taxes payable	243	10,739

	$50,000	$69,044

Note 5 — Comprehensive Income

Comprehensive income consisted of the following (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net income	$9,566	$9,260	$25,179	$19,383
Foreign currency:
Translation adjustment, net of taxes	1,043	3,097	(689)	8,518
Unrealized gain (loss) on cash flow hedge, net of taxes	(34)	—	235	—

Comprehensive income	$10,575	$12,357	$24,725	$27,901

Note 6 — Goodwill and Other Intangible Assets

Goodwill and other intangible assets (gross) consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Goodwill	$44,128	$45,537
Intangible assets subject to amortization	24,335	23,858
Intangible assets not subject to amortization	3,630	3,630

	$72,093	$73,025

The change in goodwill and intangible assets (gross) during the first nine months of 2004 was due solely to changes in foreign currency exchange rates.

Accumulated amortization consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Goodwill	$2,122	$2,132
Intangible assets subject to amortization	11,996	10,088
Intangible assets not subject to amortization	475	475

	$14,593	$12,695

Goodwill and other intangible assets, net of accumulated amortization, consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Goodwill	$42,006	$43,405
Intangible assets subject to amortization	12,339	13,770
Intangible assets not subject to amortization	3,155	3,155

	$57,500	$60,330

Intangible assets subject to amortization consist primarily of marketing rights, patents, customer lists, core technology and trade names. Amortization expense for intangible assets subject to amortization amounted to approximately $0.7 million and $0.5 million for the three months ended September 30, 2004 and 2003, respectively, and approximately $2.0 million and $1.6 million for the nine months ended September 30, 2004 and 2003, respectively.

Amortization expense for each of the live succeeding fiscal years will amount to approximately (in thousands):

Year ending December 31 ,	Amortization expense
2004	$2,300
2005	2,200
2006	2,200
2007	1,400
2008	1,200

Total	$9,300

Note 7 — Net Income Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares represent shares issuable upon the exercise of outstanding options and are calculated using the treasury stock method.

Options to purchase 45,652 and 1,294,755 shares of the Company’s common stock were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $42.86 and $21.38 per share for the three months ended September 30, 2004 and 2003, respectively. Options to purchase 21,606 and 2,304,680 shares of the Company’s common stock were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $34.81 and $17.48 per share for the nine months ended September 30, 2004 and 2003, respectively.

Note 8 — Acquisitions

Acquisition of the Contact Lens Business of Essilor

On February 12, 2001, the Company acquired the contact lens business of Essilor International (Compagnie Generale d’Optique) S. A. (“Essilor”). The Company acquired Essilor’s sales and distribution assets of the contact lens business in Europe and the United States and manufacturing facilities in France, the United Kingdom, and the United States. The primary reasons for this acquisition were to expand the Company’s presence in Europe and to increase its breadth of product offerings.

Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Essilor operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain facilities, dismantling equipment and other miscellaneous exit costs. Details of the exit costs and severance costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of December 31, 2003	Payments	Accrual Adjustment	Translation Adjustments	Accrual as of September 30, 2004
Severance costs	$3,809	$(977)	$183	$(43)	$2,972
Facility costs	655	(152)	—	(7)	496
Equipment and dismantling costs	334	(31)	—	(4)	299
Miscellaneous costs	17	(17)	—	—	—

Total	$4,815	$(1,177)	$183	$(54)	$3,767

At the time of the acquisition, plans were developed to exit certain activities and facilities of the acquired Essilor operations that were considered duplicative. These plans included severance costs related to workforce reductions across all functions and exit costs associated with exiting certain facilities, dismantling equipment and other exit-related costs. Included in these plans were activities to: (1) reduce excess manufacturing headcount at the Ligny facility to levels we deemed more appropriate to support expected demand in the European market; and (2) replace the distribution facilities at the Ligny facility, along with the Company’s other distribution centers throughout continental Europe, with a new consolidated distribution center in continental Europe. The Company anticipated at the time of the acquisition that the activities contemplated by these plans would be completed within approximately two years.

During 2001 and 2002, initial workforce reductions were made under these plans. However, in the fourth quarter of 2002, further headcount reductions at the Ligny facility were delayed because resources that had been focused on these reductions were shifted to the implementation of the initiative described in Note 9, as this initiative had significant strategic implications to the Company. This initiative began in the fourth quarter of 2002 and is expected to be completed by the end of 2004, thereby delaying the completion of the Ligny facility workforce reductions. In December 2003, management approached the French work council with the Company’s final manufacturing staff reduction plan, as required under French employment law. This plan was accepted in March 2004 and final manufacturing staff reductions were subsequently completed.

With respect to the Ligny distribution center, as noted above, the acquisition exit plan was to close this center and utilize a central continental European warehouse which would service both acquired Essilor and Company products. However, during the execution of this exit plan, it was determined that the European information systems purchased from Essilor were inadequate to reliably support the high number of individual stock keeping units (sku’s) of the combined entity. As a result, in late 2002 the Company commenced a process of selecting a capable software system and began implementing the new system in late 2003. We cannot close the distribution facilities at the Ligny facility, or relocate their activities, until the new system is fully functional. We expect this will occur in mid-2005.

Acquisition of Assets of Seiko Contactlens, Inc.

On March 11, 2002, the Company entered into an agreement to acquire certain assets of Seiko Contactlens, Inc. (“Seiko”). The purchase was completed on April 1, 2002.

Included in the liabilities assumed are accruals for costs associated with exiting certain activities and facilities of the acquired Seiko operations that were considered duplicative. This includes accruals for severance costs related to workforce reductions across all functions and exit costs associated with exiting certain activities and facilities. Details of the severance and exit costs paid and charged against the accrual are presented in the following table (in thousands):

	Accrual as of December 31, 2003	Payments	Translation Adjustments	Goodwill Adjustments	Accrual as of September 30, 2004
Facility and other exit costs	$1,858	$(556)	$(6)	$(1,053)	$243

Total	$1,858	$(556)	$(6)	$(1,053)	$243

Management began formulating the plans to exit certain activities and facilities of the acquired Seiko operations at the time of the acquisition and expects to complete all actions under such plans by December 31, 2004. In March 2004, the Company completed the transition of certain functions and, accordingly, reduced the accrual for the difference between the estimated cost originally accrued and the actual cost to be paid. The Company recorded the difference of $1.1 million as a reduction in the accrual and a reduction in the associated goodwill resulting from the acquisition.

Note 9 — Restructuring and Related Expenses

During the fourth quarter of 2002, we accelerated the implementation of our second-generation manufacturing process throughout our high-volume product lines. Given the lower labor and space requirements of these processes, we are consolidating our manufacturing operations into a smaller total plant structure. The initiative will allow us to meet volume production goals in substantially less space with lower manufacturing overhead. We believe that this initiative will result in an annual cost savings of $40 million beginning in 2005. We expect the initiative to be completed in 2004. The Company expects to incur total restructuring and related expenses of approximately $56 million in connection with this initiative, of which approximately $52.2 million has been incurred through September 30, 2004. Thus, the Company expects to incur an additional $4 million of restructuring and related expenses during the remainder of 2004. Approximately $26 million of the total expenses are expected to be non-cash.

As a result of this initiative, we recorded a restructuring charge of approximately $34.5 million in the fourth quarter of 2002. These charges were recorded in accordance with the terms of SFAS 121, “Accounting for the Impairment of Long-Live Assets and for Long-Lived Assets to be Disposed Of” and EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs

to Exit an Activity (including certain costs incurred in a restructuring).” Of the $34.5 million, approximately $24.7 million related to impairment of property and equipment, $4.7 million related to employee severance and benefit costs, $4.4 million related to leased facilities that will be abandoned within one year and the remaining $0.7 million relates to costs, such as professional fees related to the initiative. We recorded additional restructuring and related charges of approximately $10.9 million during 2003, consisting of $7.1 million related to severance and other salary related and benefit costs, and $3.8 million related to other costs.

During the three months ended September 30, 2004, we recorded restructuring and related expenses of $1.7 million, consisting of $0.6 million related to severance and other salary related and benefit costs and $1.1 million related to other costs. For the nine months ended September 30, 2004, total restructuring and related expenses were $6.9 million, consisting of $4.1 million related to severance and other salary related and benefit costs, $0.8 million related to impairment of property and equipment and $2.0 million related to other costs.

Of the $52.2 million of restructuring and related charges incurred since the inception of the restructuring initiative, $21.1 million of cash has been spent. We anticipate spending an additional $7 million in cash related to the restructuring initiative during the remainder of 2004 and in subsequent years.

For leased facilities that will be abandoned and subleased, the lease costs represent future lease payments subsequent to abandonment less estimated sublease income. For owned property and equipment, the impairment loss recognized was based on the estimated fair value of the equipment.

The following table summarizes the restructuring and related expense accrual activity during the nine month period ended September 30, 2004 (in thousands):

	Severance/salary related and Benefits costs	Lease Payment of Facilities	Other	Total
Balance of accrual at December 31, 2003	$7,651	$4,448	$520	$12,619
Additions	4,138	—	1,969	6,107
Payments	(8,558)	(952)	(2,321)	(11,831)
Translation adjustment	127	60	4	191

Balance of accrual at September 30, 2004	$3,358	$3,556	$172	$7,086

Note 10 — Credit Facility

On April 16, 2002, we completed a $50 million credit facility with two banks. Revolving loans under this facility mature on April 16, 2005, and bear interest at 0.50% below one of the bank’s prime rate or 1.00% to 1.50% above the euro-dollar rate depending on the Company’s ratio of total funded debt to earnings before interest and taxes plus non-cash charges. The facility provides an option to convert any outstanding revolving loans (not to exceed $40 million) at the maturity date to a four-year term loan. The term loan, once repaid, may not be reborrowed. This credit agreement contains covenants, which, among other things, requires us to maintain certain financial ratios. Borrowings under this agreement are secured by a pledge of 100% of the outstanding common stock of Ocular Sciences Puerto Rico and SunSoft, Inc. and 65% of the outstanding common stock of its Barbados and Canadian subsidiaries. As of September 30, 2004, we were in compliance with our covenants and there was no outstanding balance under this credit facility.

On December 29, 2003, our subsidiary, Ocular Sciences K.K. (Japan) completed a new unsecured 1.5 billion Yen credit facility with one bank, guaranteed by Ocular Sciences, Inc. Revolving loans under this facility mature on December 26, 2004, and bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable adjusted Euroyen Rate for the Interest Period plus 0.95%. This credit agreement contains covenants, which, among other things, require us to maintain certain financial ratios that are substantially the same as those in our $50 million revolving credit facility. As of September 30, 2004, we were in compliance with these covenants and there was no outstanding balance under this credit agreement.

Note 11 — Foreign Currency Forward Contracts

We operate multiple foreign subsidiaries that manufacture and/or sell our products worldwide. As a result, our earnings, cash flows and financial position are exposed to foreign currency risk from foreign currency denominated receivables and payables, sales transactions, and net investment in certain foreign operations. To address increasing international growth and related currency risks, we implemented a foreign currency exposure management policy in October 2003. Our policy is to enter into foreign exchange forward contracts to mitigate the impact of currency fluctuations on both existing foreign currency asset and liability balances as well as to reduce the risk to earnings and cash flows associated with anticipated foreign currency transactions, including certain intercompany equipment sale and leaseback transactions. The gains and losses on the foreign exchange forward contracts are intended to partially offset the transaction gains and losses recognized in earnings. We do not enter into foreign exchange forward contracts for speculative purposes. Under Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) all derivatives are recorded on the balance sheet at fair value. Changes in the fair value of derivatives that do not qualify, or are not effective as hedges, must be recognized currently in earnings.

Cash Flow Hedging

In fiscal year 2003, we began designating and documenting foreign exchange forward contracts related to forecasted transactions as cash flow hedges. We calculate hedge effectiveness, excluding time value, at least quarterly. The change in the fair value of the derivative on a spot to spot basis is compared to the spot to spot change in the anticipated transaction, with the effective portion recorded in Other Comprehensive Income (OCI) until the anticipated transaction is recognized in income. We record any ineffectiveness, including the excluded time value of the hedge in Other Income and Expense in our Consolidated Statement of Income. In the event it becomes probable that a hedged anticipated transaction will not occur the gains or losses on the related cash flow hedges will immediately be reclassified from OCI to Other Income and Expense. At September 30, 2004, all outstanding cash flow hedging derivatives had a maturity of less than 12 months.

The following table summarizes the impact of cash flow hedges on OCI in the first nine months of 2004 (in thousands):

December 31 ,2003	$(448)
Net change on cash flow hedges	221
Reclassification of loss to interest	36
Reclassification of gain to Cost of Sales	(22)

September 30, 2004	$(213)

We anticipate declassifying $5,000 of the loss to the Statement of Income within 12 months.

Balance Sheet Hedging

We manage the foreign currency risk associated with foreign currency denominated assets and liabilities using foreign exchange forward contracts with maturities of less than 12 months. Changes in fair value of these derivatives are recognized in Other Income and Expense and substantially offset the remeasurement gains and losses associated with the foreign currency denominated assets and liabilities.

Our outstanding net foreign exchange forward contracts as of September 30, 2004 are presented (in thousands) in the table below. Weighted average forward rates are quoted using market conventions.

	Net Notional Amount	Weighted Average Rate
Cash flow Hedges:
Euro Sold	4,515	1.2049
GBP Purchases (JPY functional)	1,471	194.8426
Balance Sheet Hedges:
Euro Sold	29,290	1.2049

Note 12 — Subsequent Events

Bamboo Partners LLC v. Fruth et al.

On or about September 27,2004, a putative class action lawsuit was filed in the Superior Court in the State of California in the County of Contra Costa against the Company, its directors and Cooper. The case is captioned Bamboo Partners LLC v. Fruth et al., Civil Action No. C 04-0749. The complaint alleges that, among other things, the Company’s directors breached their fiduciary duties of loyalty and due care by deciding to sell the Company to Cooper without undertaking sufficient effort to obtain the best offer possible for stockholders, by including provisions in the definitive agreement which the plaintiff alleges effectively prevent a superior bid from succeeding, and by including provisions, such as the acceleration of stock options and indemnification of directors, which benefit the directors. The complaint further alleges that the consideration to be paid in the proposed merger is unfair and inadequate, and that the Company’s directors breached their duty of full and fair disclosure to the Company’s public stockholders in connection with the proposed merger. The complaint also alleges that Cooper aided and abetted the alleged breaches of fiduciary duty of the Company’s directors. The complaint seeks, among other things, an injunction against the transaction, a rescission of the transaction if it is consummated and unspecified damages, as well as fees and costs. The plaintiffs also filed an application for expedited discovery.

On October 12, 2004, the parties agreed to a potential settlement of the case. In connection with the potential settlement, Cooper and the Company provided additional disclosures in their joint proxy statement/prospectus, dated October 12, 2004, and on October 18, 2004, the parties to the definitive agreement amended the definitive agreement to decrease the termination fee payable under certain circumstances from $35.0 million to $30.8 million.

The potential settlement contemplated by the parties would also provide for the payment by the Company of the fees and costs of the plaintiffs’ counsel, up to a negotiated limit, subject to the court’s approval. The settlement would not involve any admissions of breaches of fiduciary duty or other wrongdoing by the Company, any of its officers or directors, or Cooper. The settlement and payment of the plaintiffs’ counsel’s fees would be conditioned upon, among other things, consummation of the proposed merger. Any final settlement agreement signed by the parties must be approved by the Superior Court in the County of Contra Costa, California. While the Company expects to diligently negotiate the terms of a final settlement agreement, there can be no assurance that a settlement agreement will be signed or consummated. However, Ocular does not believe that this lawsuit will have a material effect on the Company in such event.

Bausch & Lomb Incorporated Litigation

On October 5, 2004, Bausch & Lomb Incorporated (“Bausch & Lomb”) filed a lawsuit against us in the U.S. District Court for the Western District of New York alleging that our Biomedics® toric soft contact lens and its private label equivalents infringe Bausch & Lomb’s U.S. Patent No. 6,113,236 relating to toric contact lenses having optimized thickness profiles. The complaint seeks an award of damages, including multiple damages, attorneys’ fees and costs and an injunction preventing the alleged infringement. Discovery has not yet commenced as of the date of this report, but based on an initial review of the complaint and the patent, as well as other relevant information, we believe this lawsuit is without merit and plan to conduct a vigorous defense. However, the defense of intellectual property suits and related administrative proceedings is both costly and time-consuming. The outcomes of intellectual property lawsuits are subject to inherent uncertainties. Accordingly, we cannot assure you that our defense of this lawsuit will be successful. An adverse outcome in this litigation could subject us to significant liabilities, require us to license disputed rights from Bausch & Lomb, require us to redesign products or cease using such technology. Any of these consequences could have a material adverse effect on us.

Internal Revenue Service Audit

The Internal Revenue Service has been auditing Ocular’s income tax returns for the years 1999, 2000 and 2001, and on October 1, 2004 Ocular received a notice from the IRS claiming approximately $44.8 million of additional taxes for these years, plus unspecified interest, and approximately $12.7 million in related penalties. The notice was sent the day before the statute of limitations for 1999, which had previously been extended for one year, would have otherwise expired and Ocular believes that the IRS may not have fully reviewed the facts before making its assessment of additional taxes for these years. The notice relates primarily to transfer pricing and related issues and states that if all or part of the proposed adjustments are not sustained, the IRS would claim, in lieu of such adjustments, approximately $11.0 million of additional taxes for 1999 through 2001 based on certain anti-deferral rules under Subpart F of the Internal Revenue Code.

Ocular believes that the IRS’s position misapplies the law and is incorrect. The amount of taxes paid for these years was supported by pricing studies prepared by a multinational tax advisor, and Ocular believes that its intercompany transactions, and resulting tax payments, reflected pricing terms that were and are consistent with industry practice for transactions with third parties. Ocular intends to vigorously contest the IRS’s claims, and Ocular believes that the ultimate outcome of this matter will not have a material adverse effect on the Company. Accordingly, the Company does not believe that an adverse outcome of this contingency is either probable or estimable and has not recorded any amounts at September 30, 2004.

The Company continues to be subject to the examination of its income tax returns by the Internal Revenue Service and other tax authorities, and we cannot assure that the outcomes from these examinations will not have a material adverse effect on the Company’s operating results and financial condition. Moreover, the Company’s future effective tax rates could be adversely affected by earnings being higher than anticipated in countries where the Company has higher statutory rates or lower than anticipated in countries where it has lower statutory rates, by changes in valuation of its deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof.